Exhibit 3.1
CERTIFICATE OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
OF
NEW 360
The undersigned certify that:
     1. They are the President and the Secretary, respectively, of New 360, a California corporation (the “Corporation”).
     2. Articles I of the Articles of Incorporation of the Corporation is amended to read in full as follows:
“I
          A. The name of this Corporation is Point.360.”
     3. That the aforesaid amendment of the Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.
     4. That the foregoing amendment of Articles of Incorporation has been duly approved by the required vote of the sole shareholder in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the Corporation is one share of common stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.
     The undersigned declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge.
Dated: August 15, 2007

/s/ Haig S. Bagerdjian

Haig S. Bagerdjian, President

/s/ Alan R. Steel

Alan Steel, Secretary